UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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Corning Natural Gas Corporation

(Name of Registrant as Specified In Its Charter)

Richard M. Osborne Trust

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The Richard M. Osborne Trust
Recommends that Stockholders Vote
AGAINST the Merger
Between Corning Natural Gas Corporation and
C&T Enterprises, Inc.
An Open Letter to the Stockholders
of Corning Natural Gas Corporation
Dear Fellow Stockholders:
I am the owner of 92,732 shares, or 18.3% of the outstanding shares, of common stock of Corning and will vote AGAINST the proposed sale of Corning to C&T. Like many of you, I have invested in Corning with a view toward long-term equity appreciation. I do not believe that our investment in Corning would be maximized by Corning merging with C&T.
I believe in Corning’s future and its ability to maximize stockholder value, but not without some changes, including a change in guard in current management. The first step in securing Corning’s future is to reject the merger. I oppose the merger and urge you to defeat the merger by voting AGAINST it at the special meeting of stockholders scheduled for September 28, 2006.
In my opinion, you should vote AGAINST the sale of Corning to C&T because:
•	the $16.50 per share that you are entitled to receive in the merger is inadequate and reflects that Corning is for sale at a distressed price,

•	Corning’s worst financial performance in recent years has been caused by mismanagement culminating in the New York Public Service Commission labeling current management’s performance “unacceptable,”

•	the “unacceptable” performance by current management has contributed to Corning’s elimination of your dividend,

•	in light of their poor performance, Thomas K. Barry, President and CEO, and Kenneth J. Robinson, Executive Vice President, should not be rewarded with “golden parachute” payments and other benefits which I calculate as having a present value exceeding $3.0 million, and

•	the “golden parachute” payments and other benefits that Mr. Barry and Mr. Robinson are receiving in connection with the merger are disproportionate to the $8.4 million that you will receive for the entire company, with a value of nearly 36% of the amount to be paid to all Corning stockholders.
I believe that given Corning’s prolonged period of poor performance, this is not the right time to sell the company. Instead, this is the time to rebuild and recapitalize Corning with the goal of restoring value for all stockholders. The merger transfers Corning’s value to C&T, which I do not feel is fair to, or in the best interests of, the stockholders of Corning. I don’t think that the merger represents the best means for stockholders to maximize the value of their shares.
In addition, it appears that current management is not capable of effectively running Corning.

Corning’s management has kept secret from us its actual agreements with the company, as well as bylaw rules governing the holding of the special meeting of stockholders. If not for my insistence that Corning publicly reveal these employment and severance agreements with Mr. Barry and Mr. Robinson, some of which were entered in 2001, and hold its special meeting in accordance with our governing rules, we would have less information than we do today to base our decision on whether the merger is a good deal for us.
I believe that the board of directors of Corning should remove the inept members of management who have contributed to Corning’s financial woes and replace them with individuals committed to rebuilding Corning so stockholders may participate in the upside of a well-managed company.
You have a choice. You don’t have to vote for the merger simply because Corning’s management appears unable to successfully run the company and has failed to find an alternative to the merger. I am preparing proxy materials which I will mail, with a blue proxy card, to all Corning stockholders. I believe you can vote for Corning’s future by voting AGAINST the merger.
If you receive Corning’s proxy materials before mine, I urge you not to take any action until you have received and reviewed my materials. Do not sign any proxy card solicited by Corning.
Your vote at the special meeting on September 28, 2006 will determine the future direction of Corning and your investment. Exercise your democratic right as an owner of Corning. Look for my proxy materials and vote the blue proxy card AGAINST the merger.
If you have any questions, please contact my proxy solicitor, D.F. King & Co., Inc., at 888-644-5854.
Respectfully Submitted,

Richard M. Osborne	August 30, 2006
Trustee of the Richard M. Osborne Trust

IMPORTANT
This letter is not a solicitation of your proxy; I intend to solicit your proxy by delivering to you a proxy statement with accompanying blue proxy card. I strongly encourage you to read my proxy statement, which will contain information important to your decision. A copy of my proxy statement will be sent directly to you and will also be available for free at the SEC’s website (www.sec.gov). In addition, my recent Schedule 13D filings are available for free on the SEC’s website; these filings contain additional information about me, including details of my ownership in Corning. You may also contact my proxy solicitor, D.F. King & Co., Inc., at 888-644-5854 directly to obtain free copies of any of these documents.